EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the inclusion of our report dated December 2, 2005 on the financial statements of Southern Iowa BioEnergy, LLC as of October 31, 2005 and the related statements of operations, changes in members’ equity, and cash flows for the period from inception (January 26, 2005) to October 31, 2005 in Pre-Effective Amendment No. 1 to Form SB-2 Registration Statement of Southern Iowa BioEnergy, LLC dated on or about April 13, 2006 and to the reference to our Firm under the caption “Experts” in the Prospectus included therein.
/s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P.
Certified Public Accountants
Minneapolis, Minnesota
April 13, 2006